SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

This Sub-Advisory Agreement (“Agreement”) is made as of May 15, 2012, by and among Neuberger Berman Management LLC, a Delaware limited liability company (“Manager”), NB Alternative Investment Management LLC, a Delaware limited liability company (“Adviser” and together with the Manager, the “NB Parties”) and MacKay Shields LLC, a  Delaware limited liability company (“Sub-Adviser”).

WITNESSETH:

WHEREAS, Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company and has established one or more separate series of shares (“Series”) with each Series having its own assets and investment policies; and

WHEREAS, Trust has retained Manager to provide investment advisory and administrative services to certain of the Series of the Trust pursuant to a Management Agreement dated December 29, 2010, which agreement specifically provides for the retention of a sub-adviser to provide the investment advisory services described therein; and

WHEREAS, Manager has retained Adviser to provide certain investment advisory service to certain of the Series of the Trust pursuant to an Investment Advisory Agreement dated May 15, 2012, which agreement provides that Adviser is responsible for the selection and monitoring of sub-advisers for certain Series; and

WHEREAS, NB Parties desire to retain Sub-Adviser to furnish investment advisory and portfolio management services to the portion of each Series listed in Schedule A attached hereto that has been allocated to Sub-Adviser by the Adviser and to the portion of such other Series of Trust hereinafter established as agreed to from time to time by the parties (“Allocated Portion”), evidenced by an addendum to Schedule A (hereinafter “Series” shall refer to each Series which is subject to this Agreement), and the Sub-Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1.    SERVICES AND RESPONSIBILITIES OF THE SUB-ADVISER

1.1   INVESTMENT MANAGEMENT SERVICES. The Sub-Adviser shall act as the investment subadviser to the Series and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Allocated Portion in a manner consistent with its investment objectives, policies and restrictions and the investment guidelines as provided to the Subadviser, and (iii) determine from time to time securities to be purchased, sold, retained, borrowed or lent by the Allocated Portion, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Sub-Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer.

The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided in writing to the Sub-Adviser or (ii) as described in the Series’ Prospectus and Statement of Additional Information in effect from time to time and as furnished to the Sub-Adviser. In placing any orders for the purchase or sale of investments for the Series, in the name of the Allocated Portion or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Allocated Portion “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Manager, Adviser or the Sub-Adviser, or any of their affiliated persons, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Series.  The Manager agrees that it will provide the Sub-Adviser with a written list of affiliated persons of the Manager and will, from time to time, update such list as necessary.

The Sub-Adviser agrees that it will not execute any portfolio transactions for the Allocated Portion with a broker or dealer which is (i) an affiliated person of the Fund, including the Manager, Adviser or any sub-adviser for the Fund; (ii) a principal underwriter of the Fund's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Fund's Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Fund's Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Manager agrees that it will provide the Sub-Adviser with a written list of such brokers and dealers and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Manager with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, the Sub-Adviser or the Allocated Portion an amount of commission for effecting a Series transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Series or its other advisory clients. To the extent authorized by Section 28(e) and the Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients over time.

The Sub-Adviser shall provide assistance to the Manager, the custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s registration statement on Form N-1A with respect to the Series (“Registration Statement”), the value of any portfolio securities or other assets of the Allocated Portion for which the Manager, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Manager’s Valuation Committee convenes; (ii) assisting the Manager or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Allocated Portion, upon the reasonable request of the Manager or custodian; (iii) upon the request of the Manager or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Manager or the Trust upon request, with such records being deemed Trust records.

The Series hereby authorizes any entity or person associated with the Sub-Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Sub-Adviser is authorized to retain legal counsel and financial advisors, negotiate and execute documentation relating to investments by the Series and, in connection with the foregoing, participate in, settle or dispose of legal proceedings on behalf of the Series, as reasonable in the Sub-Adviser’s judgment on behalf of the Series.  Such documentation and legal proceedings may relate to investments to be made or sold, currently held or previously held.  The Sub-Adviser is authorized to negotiate and execute (i) documentation relating to private placements and bank debt, (ii) waivers, consents, amendments or other modifications relating to investments, and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements that it deems reasonably necessary to carrying out its duties under the Agreement.   The Manager agrees that the Series shall pay the costs of such legal counsel and financial advisors relating to the foregoing matters so long as the Manager is notified in advance of such engagement, is provided with an estimate of such costs and does not object to incurring such costs.

The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the officers and Trustees of the Trust (the “Trustees”) and consistent with the investment objectives, policies and restrictions of the Series as adopted by the Trustees, and subject to such further limitations as the Series may from time to time impose by written notice to the Sub-Adviser and in compliance with applicable laws and regulations.

The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, Series or the NB Parties in any way or otherwise be deemed an agent of the Trust, Series or the NB Parties except as expressly authorized in this Agreement or another writing by the Trust, the NB Parties and the Sub-Adviser.

1.2   ADMINISTRATIVE SERVICES.  The Sub-Adviser shall:

1.2.1 BOOKS AND RECORDS. Assure that all records required to be maintained and preserved by Trust and/or the Series with respect to securities transactions are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.2 REPORTS AND FILINGS. Provide reasonable assistance as needed in the preparation of (but not pay for) all periodic reports by Trust or the Series to shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws. Sub-Adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Series or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents.  Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Series that is advised by Sub-Adviser.

1.2.3 REPORTS TO THE MANAGER, THE ADVISER AND THE BOARD OF TRUSTEES. Prepare and furnish to Manager, Adviser and/or the Trust’s Board of Trustees (the “Board” or the “Trustees”) such reports, statistical data and other information in such form and at such intervals as Manager, Adviser and/or the Board may reasonably request. Sub-Adviser shall also make available to the Manager, Adviser and the Board at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Manager, Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Manager, Adviser the Board and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Series;

1.2.4 NOTIFICATIONS AND CERTIFICATIONS TO MANAGER.  The Sub-Adviser shall:

(i) Promptly notify the NB Parties in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (a) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (b) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (d) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Adviser, or the NB Parties; or (e) is involved in any pending litigation or administrative proceeding relating to investment management activities brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act).  The Sub-Adviser further agrees to notify the Trust and the NB Parties promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Series, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will notify the Trust, the NB Parties and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively, in both cases either prior to or immediately after such event. The Sub-Adviser will promptly notify the Trust, the NB Parties and the Board of any change in the Sub-Adviser’s financial condition which would impact its abilities to perform its duties hereunder and of any reduction in the amount of coverage under the Sub-Adviser’s errors and omissions or professional liability insurance coverage;

(ii) Provide the NB Parties, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Board may reasonably request from time to time in order to assist in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Registration Statement, Form N-CSRs and Form N-Qs;

(iii) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Portion and the Sub-Adviser’s provision of portfolio management services hereunder), Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Portion and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) upon written request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (c) upon written request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon written request, provide the Trust’s chief compliance officer with periodic reports and (e) promptly provide notice of any material compliance matters; and

(iv) Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, provide the NB Parties with a certification from the president, chief compliance officer or a  managing director of the Sub-Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the NB Parties with reasonable prior notice, the Sub-Adviser shall permit the NB Parties, their employees or agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics at a mutually convenient time during regular business hours.

1.2.5 OTHER SERVICES. The Sub-Adviser shall perform such other functions of management and supervision as may be reasonably requested by the NB Parties and agreed to by the Sub-Adviser.

      2.     REPRESENTATIONS

2.1 REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents warrants and agrees that:

(i)  It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

(iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents (“Compliance Procedures”) and, the Adviser and the Trust have been provided  a copy of the Compliance Procedures and any amendments thereto;

( v) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to a Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vi) In providing investment advice or investment management services to the Series, it shall not use any material, non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its employees, nor will the Sub-Adviser seek to obtain any such information; and

(vii) It maintains an appropriate level of errors and omissions or professional liability insurance coverage from an insurance company that has a minimum credit rating of A- from at least one national recognized credit rating agency.

2.2 REPRESENTATIONS OF THE NB PARTIES: The NB Parties each represent warrants and agrees that:

(i)_ It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; and

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement.

      3.    SUB-ADVISORY FEE

3.1   FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Sub-Adviser under this Agreement, Manager shall pay the Sub-Adviser an annual sub-advisory fee as set out in Schedule B to this Agreement.  The Sub-Adviser represents and warrants that in no event shall the Sub-Adviser provide investment advisory services to any U.S. registered open-end investment company client (i) with a similar investment strategy to the strategy it employs in providing such services to the Allocated Portion pursuant to this Agreement and presented in the same performance composite, and (ii) not affiliated with the Sub-Adviser, at a rate of compensation less than that provided for in Schedule B.

3.2   COMPUTATION AND PAYMENT OF FEE. The sub-advisory fee shall accrue on each calendar day, and shall be payable within 30 days of the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31). The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual sub-advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Series' net asset value was determined.

3.3   EXPENSES

 During the term of this Agreement, except as provided in Section 1.1, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for any Series.  The Sub-Adviser shall be responsible for all the costs associated with any special meetings of the Trustees or shareholders convened for the primary benefit of the Sub-Adviser (including, but not limited to, the legal fees associated with preparing a proxy statement and associated mailing and solicitation costs).

      4.     OWNERSHIP AND HOLDING PERIOD OF RECORDS

All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the Sub-Adviser on behalf of the Series are the property of the Series and shall be surrendered by the Sub-Adviser promptly on request by the Series or the NB Parties; provided, that the Sub-Adviser may at its own expense make and retain copies of any such records. The Sub-Adviser agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

      5.  TRANSACTIONS AND CUSTODY

All transactions will be consummated by payment to or delivery by the custodiandesignated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Allocated Portion, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the NB Parties and any other designated agent of the Trust, including the Trust’s Administrator, all investment orders for the Allocated Portion placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the NB Parties. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser.

      6.    REPORTS TO SUB-ADVISER

NB Parties shall furnish or otherwise make available to the Sub-Adviser such copies of the Registration Statement, financial statements, proxy statements, reports, and other information relating to the Series' business and affairs as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.    CONFIDENTIALITY

Sub-Adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Series, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Sub-Adviser shall disclose such non-public information only if the NB Parties or the Trustees have authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Sub-Adviser or has been disclosed, directly or indirectly, by the Manager, Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Sub-Adviser shall not disclose information regarding characteristics of the Series or Allocated Portion, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings and/or as required by applicable law or regulation. Notwithstanding the foregoing, the Sub-Adviser may disclose the total return earned by the Allocated Portion and may include such total return in the calculation of composite performance information.

Sub-Adviser may not consult with any other sub-adviser of the Series concerning transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except that such consultations are permitted between the current and successor sub-advisers of a Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

  8.    SERVICES TO OTHER CLIENTS

Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment management services to other investment companies, to act as investment Sub-Adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

      9. PROXY VOTING

The Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Allocated Portion may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Allocation Portion; and provide information to the Trust, Manager or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act.

      10. USE OF NAMES AND LOGOS

The Sub-Adviser hereby consents to the use of its name in the Trust’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Series or any of their affiliates in its marketing materials unless it first receives prior written approval of the Manager. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

11.      LIMITATION OF LIABILITY; INDEMNIFICATION

Neither the Sub-Adviser nor any director, officer or employee of the Sub-Adviser performing services for the Series in connection with the Sub-Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the NB Parties or a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser against any liability to Trust or a Series or its shareholders to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser's willful misfeasance, bad faith, or gross negligence  in the performance of the Sub-Adviser's duties, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion or the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if (x) the Sub-Adviser was provided the opportunity to review in advance such Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials in advance and to provide written comments thereon within a reasonable time, and (y) such statement or omission was made in reliance upon information furnished in writing to the Manager or the Trust by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

The Sub-Adviser agrees to indemnify and hold harmless the Trust and the NB Parties and its affiliates and each of their directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the NB Parties or its affiliates or such directors, officers, agents or employees are subject, which are caused by Sub-Adviser’s disabling conduct as provided in (i) and (ii) of the above paragraph; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

The Sub-Adviser shall not be liable to the NB Parties their officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the NB Parties or any other sub-adviser to the Series with respect to the portion of the assets of Series not managed by Sub-Adviser and (ii) acts of the Sub-Adviser which result from or are based upon acts of the Manager, including, but not limited to, a failure of the NB Parties to provide accurate and current information with respect to any records maintained by NB Parties or any other sub-adviser to the Series, which records are not also maintained by the Sub-Adviser or, to the extent such records relate to the portion of the assets managed by the Sub-Adviser, otherwise available to the Sub-Adviser upon reasonable request. The NB Parties and Sub-Adviser each agree that the Sub-Adviser shall manage the Allocated Portion as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Sub-Advisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Series and qualifications of the Series as a regulated investment company under the Code) only with respect to the Allocated Portion. The NB Parties shall indemnify the Sub-Adviser from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the NB Parties or the Series.

      12.     DELIVERY OF FORM ADV; ELECTRONIC COMMUNICATION

The Sub-Adviser represents that it has furnished the NB Parties with a copy of  its  Form ADV Part 2A and the applicable Form ADV Part 2B (collectively, “Form ADV Part 2”) relating to the individuals responsible for managing the Series, and the Manager acknowledges that it has received such Form ADV Part 2.  The Sub-Adviser further represents that it will furnish the NB Parties with any amendments to the Sub-Adviser’s Form ADV Part 2. The NB Parties understand and agree that it is the NB Parties’ responsibility to notify the Sub-Adviser with any change to its contact information, including its email address. The NB Parties hereby acknowledge and agree that the Sub-Adviser may deliver in electronic form the Sub-Adviser’s Form ADV Part 2 and may deliver to the NB Parties and make reports, statements and other communications available to the NB Parties in electronic form such as electronic mail or by posting on a web site.

      13.    TERM OF AGREEMENT

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 2013. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through the second October 31 following the date of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Sub-Adviser shall furnish to the NB Parties, as promptly as reasonably possible upon its written request, such information as the Trustees of the Trust deem reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

      14.    AMENDMENT OR ASSIGNMENT OF AGREEMENT

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii), as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

      15.    TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any Series by a vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, voting separately from any other series of the Trust, or by the NB Parties, without the payment of any penalty, on not less than 30 nor more than sixty (60) days' prior written notice to the Sub-Adviser. This Agreement shall terminate automatically and immediately with respect to a Series if the Management Agreement between the Trust and Manager terminates with respect to that Series.  This Agreement may be terminated by the Sub-Adviser at any time, without the payment of any penalty, on 120 days’ written notice to the NB Parties and the Trust.  The termination of this Agreement with respect to any Series or the addition of any Series to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Series subject hereto.

      16.   INTERPRETATION AND DEFINITION OF TERMS

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

      17.   CHOICE OF LAW

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

      18.   CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19.   EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

NEUBERGER BERMAN MANAGEMENT LLC

/s/ Maxine L. Gerson
Name:	Maxine L. Gerson
Title:	Managing Director

NB ALTERNATIVE INVESTMENT MANAGEMENT, LLC

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Chief Operating Officer

MACKAY SHIELDS LLC

/s/ Lucille Protas
Name:	Lucille Protas
Title:	President

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund

Date: May 15, 2012

SUB-ADVISORY AGREEMENT

NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER
Neuberger Berman Absolute Return Multi-Manager Fund

Date:  May 15, 2012